UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 11, 2006

Interpharm Holdings, Inc.

(Exact name of Registrant as specified in charter)

Delaware	0-22710	13-3673965
(State or other jurisdic-	(Commission	(IRS Employer
tion of incorporation)	File Number)	Identification No.)

75 Adams Avenue, Hauppauge, New York		11788
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (631) 952 0214

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement

On September 11, 2006, Interpharm Holdings Inc. (the “Company”) entered into and consummated a Securities Purchase Agreement (the “Agreement”) with Aisling Capital II, LP (the “Buyer”).

Under the Agreement, the Company issued and sold to the Buyer, for a purchase price of $10 million, an aggregate of 10,000 shares of the Company's newly designated Series C-1 Convertible Preferred Stock (the “Preferred Stock”), together with 2,281,914 warrants to purchase shares of Company common stock with an exercise price of $1.639. The warrants have a five year term. The number of shares of common stock which may be purchased upon exercise of the warrants and the exercise price of the warrants are subject to adjustment to protect the holder of the warrants against dilution upon the occurrence of certain events.

The Preferred Stock will be accounted for in the financial statements of the Company as temporary equity rather than permanent equity.

The Preferred Stock will, among other things, accrue dividends at the rate of 8.25% per annum, be convertible at any time at the option of the holder into common stock of the Company and, at any time after March 31, 2007, be convertible into Company common stock, at the option of the Company, provided that certain conditions have been satisfied. The Preferred Stock is convertible into approximately 6.5 million shares of common stock. The Preferred Stock shall also be entitled to voting rights on all matters on an as-converted-to-common-stock basis, with the holders of the Preferred Stock and common stock voting as a single class. The holders of the Preferred Stock shall also have the right upon the occurrence of certain events to require the Company to redeem the Preferred Stock for a redemption price calculated in accordance with an agreed upon formula.

So long as the Buyer holds at least 25% of the shares of Preferred Stock issued to it, in addition to any other rights provided by law, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent of the holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class, the Company shall not, among other things:

•
issue any shares of Common Stock, stock appreciation rights, stock options or other equity securities to officers, directors or employees of, or consultants (that are affiliates of the Company) to, the Company in excess of 2% of the fully diluted number of shares of Common Stock on the initial closing date;

•
issue any shares of Common Stock, stock appreciation rights, stock options or other equity securities to independent third parties (e.g., investment banks, investor relations firms, consultants that are not affiliates of the Company) in excess of 2% of the fully diluted number of shares of Common Stock on the initial closing date;

•
pay dividends or make any other distribution on the capital stock of the Company other than (i) dividends on the Preferred Stock or (ii) the stated dividends on the shares of Series A-1 Preferred Stock and shares of Series B-1 Preferred Stock;

•	issue any Common Stock or any securities convertible into or exchangeable for Common Stock at a price per share of Common Stock less than the purchase price per share of Preferred Stock; and
•	issue any indebtedness that creates an obligation for the Company to repay in the aggregate more than $50 million in principal and interest.

In connection with the Agreement the Company also entered into with the Buyer and Tullis-Dickerson Capital Focus III, L.P. (“TD III”), the holder of the Company’s Series B-1 Convertible Preferred Stock, an Amendment No.1 to the Registration Rights Agreement dated May 15, 2006 between the Company and TD III pursuant to which the Buyer became a party to such agreement and the Company thereby became obligated to register under the Securities Act of 1933, the resale by the Buyer of shares of the Company’s common stock which may be acquired by the Buyer upon conversion of the Preferred Stock, upon exercise of the warrants, or in lieu of cash dividends on the Preferred Stock.

The foregoing description of the Agreement is qualified, in its entirety, by the text of the Agreement itself which is annexed hereto as Exhibit 99.1.

On September 15, 2006 the Company issued a press release announcing its entry into the Agreement. A copy of the press release is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 3.02  Unregistered Sales of Equity Securities

On September 11, 2006, the Company entered into and consummated the Agreement. For information concerning the terms of the Agreement and documents entered into in connection with the Agreement see Item 1.01 which is in its entirety incorporated herein by reference.

The Preferred Stock and the warrants issued by the Company to the Buyer were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) set forth in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering as the offer and sale of the securities was made to one accredited investor in accordance with the conditions set forth in Regulation D, Rule 506 under the Securities Act.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1	Securities Purchase Agreement dated September 11, 2006 between Interpharm Holdings Inc. and Aisling Capital II, LP.

Exhibit 99.2	Press release, dated September 15, 2006.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERPHARM HOLDINGS, INC.
September 15, 2006	By: /s/ George Aronson
George Aronson
Chief Financial Officer